Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER 2026 RESULTS AND DECLARES FOURTH QUARTER 2026 DIVIDEND

Boston, Massachusetts, November 4, 2026. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported third quarter 2026 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “For the quarter ended September 30, 2026, our combined ratio improved to 96.3% compared to 98.9% in the same period in the prior year. The combined ratio of 96.3% reflects the impact of previous written premium growth earning into top-line revenue, as well as a decrease in losses and loss adjustment expenses incurred, driven by improved loss frequency in our private passenger automobile line. Net income for the quarter ended September 30, 2026 was $30.0 million, or $2.05 per diluted share, compared to net income of $28.3 million, or $1.91 per diluted share, for the comparable 2025 period. The increase in net income reflects the impact of improved underwriting results and the largest quarterly net investment income results in our Company’s history.

As previously communicated, on July 23, 2026, the Company announced that it has entered into a definitive agreement under which an affiliate of Mapfre S.A. (“Mapfre”) will acquire Safety in an all-cash transaction valued at approximately $1.54 billion. Under the terms of the agreement, Safety shareholders will receive $105 for each Safety common share in cash, which represents a premium of 44% on Safety’s stock price as of July 23, 2026. On November 3, 2026, Safety’s shareholders voted in favor of the transaction which remains subject to regulatory approval.”

Third Quarter 2026 Results and Recent Developments

Net income for the quarter ended September 30, 2026 was $30.0 million, or $2.05 per diluted share, compared to net income of $28.3 million, or $1.91 per diluted share, for the comparable 2025 period. Net income for the nine months ended September 30, 2026 was $50.2 million, or $3.43 per diluted share, compared to net income of $79.1 million, or $5.33 per diluted share, for the comparable 2025 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2026 was $1.95 per diluted share, compared to $1.48 per diluted share for the comparable 2025 period. Non-GAAP operating income for the nine months ended September 30, 2026 was $3.28 per diluted share compared to $4.19 per diluted share for the comparable 2025 period.

Safety’s book value per share decreased to $58.29 at September 30, 2026 from $60.98 at December 31, 2025, primarily due to decreases in the value of our fixed maturity portfolio. Safety paid $0.92 per share in dividends to investors during the quarters ended September 30, 2026 and 2025. Safety paid $3.64 per share in dividends to investors during the year ended December 31, 2025.

Today, our Board of Directors approved a $0.92 per share quarterly cash dividend on our issued and outstanding common stock payable on December 15, 2026, to shareholders of record at the close of business on December 1, 2026.

Direct written premiums for the quarter ended September 30, 2026 decreased by $14.5 million, or 4.3%, to $319.7 million from $334.2 million for the comparable 2025 period. Direct written premiums for the nine months ended September 30, 2026 decreased by $17.7 million, or 1.8%, to $961.3 million from $979.0 million for the comparable 2025 period. Net written premiums for the quarter ended September 30, 2026 decreased by $13.0 million, or 4.2%, to $296.2 million from $309.2 million for the comparable 2025 period. Net written premiums for the nine months ended September 30, 2026 decreased by $18.4 million, or 2.0%, to $885.1 million from $903.5 million for the comparable 2025 period.

The decreases in direct written premiums and net written premiums are due to a softening, more competitive market, in addition to the cancellation of certain underperforming agency relationships. For the nine months ended September 30, 2026, the Company experienced policy count declines in Private Passenger Automobile and Homeowners lines, partially offset by growth in Commercial Automobile policies, compared to the same period in 2025. Average written premium per policy increased 2.0%, 6.0% and 9.7% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2025 reflecting the result of rate increases.

Net earned premiums for the quarter ended September 30, 2026 increased by $2.9 million, or 1.0%, to $293.9 million from $291.0 million for the comparable 2025 period. Net earned premiums for the nine months ended September 30, 2026 increased by $30.7 million, or 3.6%, to $876.5 million from $845.8 million for the comparable 2025 period. The increase in net earned premium is the result of rate increases earning into top-line results.

For the quarter ended September 30, 2026, losses and loss adjustment expenses incurred decreased by $7.4 million, or 3.6%, to $197.6 million from $205.0 million for the comparable 2025 period. For the nine months ended September 30, 2026, losses and loss adjustment expenses incurred increased by $50.7 million, or 8.6%, to $640.2 million from $589.5 million for the comparable 2025 period. The increase in losses during the nine months ended September 30, 2026 is due to the impact of two severe winter weather events that occurred during the quarter ended March 31, 2026.

Loss, expense, and combined ratios calculated for the quarter ended September 30, 2026 were 67.2%, 29.1%, and 96.3%, respectively, compared to 70.4%, 28.5%, and 98.9%, respectively, for the comparable 2025 period. The decrease in loss and expense ratios is driven by the increase in net earned premiums. Loss, expense, and combined ratios calculated for the nine months ended September 30, 2026 were 73.0%, 28.7%, and 101.7%, respectively, compared to 69.7%, 29.2%, and 98.9%, respectively, for the comparable 2025 period. The increase in the combined ratio during the nine months ended September 30, 2026 was primarily driven by the increase in losses discussed above. Other expenses for the quarter ended September 30, 2026 included approximately $3.8 million of legal fees incurred in connection with the proposed transaction, which are excluded from the calculation of the expense ratio.

Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2026 was $10.1 million compared to $9.7 million for the comparable 2025 period. Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2026 was $31.3 million compared to $33.2 million for the comparable 2025 period.

Net investment income for the quarter ended September 30, 2026 increased by $2.4 million, or 15.0%, to $17.9 million from $15.5 million for the comparable 2025 period. Net investment income for the nine months ended September 30, 2026 increased by $5.7 million, or 12.3%, to $51.5 million from $45.8 million for the comparable 2025 period. The increase is primarily driven by higher assets under management, reinvestment rates that exceeded the yields on maturing securities, and strong alternative asset returns. Net effective annualized yield on the investment portfolio was 4.2% for the quarter ended September 30, 2026 compared to 4.0% for the comparable 2025 period. Net effective annualized yield on the investment portfolio was 4.1% for the nine months ended September 30, 2026 compared to 4.0% for the comparable 2025 period. The investment portfolio’s duration on fixed maturities was 3.8 years at September 30, 2026 compared to 3.9 years at December 31, 2025.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations because they facilitate period-to-period comparisons of our performance and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended September 30, 2026, a decrease of $8.5 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $6.3 million recognized in the comparable 2025 period. For the nine months ended September 30, 2026, a decrease of $15.3 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $13.2 million recognized in the comparable 2025 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2025 Form 10-K with the SEC on February 27, 2026 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	Severe weather and catastrophe events, such as the winter storms that affected our results in the first quarter of 2026, have caused and may in the future cause losses;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	Risks related to the pending merger with Mapfre, including the risk that required regulatory approvals are not obtained, are delayed, or are subject to conditions that are not anticipated; the risk that other conditions to closing are not satisfied on a timely basis or at all; the occurrence of any event that could give rise to termination of the merger agreement, including circumstances requiring us to pay a termination fee; disruption from the pendency of the merger to our relationships with employees, independent agents, policyholders and others; restrictions on the conduct of our business prior to closing; the costs of the transaction; litigation relating to the merger; and the risk that our stock price may decline significantly if the merger is not completed; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026.

Forward-looking statements speak only as of the date of this press release. Except as required by law, we undertake no obligation to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, and should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,468,572 and $1,337,235, allowance for expected credit losses of $351 and $0)	$1,383,059	$1,315,548
Equity securities, at fair value (cost: $156,549 and $201,591)	160,635	220,953
Other invested assets	160,202	151,020
Total investments	1,703,896	1,687,521
Cash and cash equivalents	56,017	73,901
Accounts receivable, net of allowance for expected credit losses of $819 and $802	324,551	320,187
Receivable for securities sold	43	4,269
Accrued investment income	12,654	12,169
Taxes recoverable	5,976	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	23,428	9,433
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	153,552	149,441
Ceded unearned premiums	43,232	39,674
Deferred policy acquisition costs	113,624	111,791
Deferred income taxes	16,577	4,116
Equity and deposits in pools	11,460	4,197
Operating lease right-of-use-assets	9,093	11,861
Goodwill	17,093	17,093
Intangible assets	6,072	6,783
Other assets	17,575	18,672
Total assets	$2,514,843	$2,471,108

Liabilities
Losses and loss adjustment expense reserves	$820,025	$761,739
Unearned premium reserves	666,959	654,803
Accounts payable and accrued liabilities	70,913	80,461
Payable for securities purchased	9,325	846
Payable to reinsurers	32,756	15,184
Taxes payable	—	3,903
Long-term debt	50,000	50,000
Operating lease liabilities	9,093	11,861
Total liabilities	1,659,071	1,578,797

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,100,429 and 18,051,631 shares issued	181	181
Additional paid-in capital	239,692	235,693
Accumulated other comprehensive loss, net of taxes	(67,278)	(17,133)
Retained earnings	853,670	844,063
Treasury stock, at cost: 3,419,947 shares	(170,493)	(170,493)
Total shareholders’ equity	855,772	892,311
Total liabilities and shareholders’ equity	$2,514,843	$2,471,108

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net earned premiums	$293,870	$291,021	$876,509	$845,824
Net investment income	17,872	15,535	51,469	45,833
Earnings from partnership investments	6,078	2,929	13,312	5,387
Net realized gains on investments	10,353	1,338	18,402	7,732
Change in net unrealized gains on equity securities	(8,499)	6,310	(15,276)	13,233
Credit loss (expense) benefit	4	487	(351)	232
Commission income	2,298	2,415	6,700	6,795
Finance and other service income	5,794	6,589	17,353	19,361
Total revenue	327,770	326,624	968,118	944,397

Losses and loss adjustment expenses	197,625	204,982	640,234	589,504
Underwriting, operating and related expenses	85,377	83,027	251,541	246,674
Other expense	5,763	1,979	10,010	5,980
Interest expense	621	426	2,053	972
Total expenses	289,386	290,414	903,838	843,130

Income before income taxes	38,384	36,210	64,280	101,267
Income tax expense	8,365	7,900	14,067	22,124
Net income	$30,019	$28,310	$50,213	$79,143

Earnings per weighted average common share:
Basic	$2.06	$1.91	$3.44	$5.35
Diluted	$2.05	$1.91	$3.43	$5.33

Cash dividends paid per common share	$0.92	$0.92	$2.76	$2.72

Number of shares used in computing earnings per share:
Basic	14,522,102	14,745,008	14,514,078	14,736,279
Diluted	14,593,607	14,778,416	14,566,214	14,768,558

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$30,019	$28,310	$50,213	$79,143
Exclusions from net income:
Net realized gains on investments	(10,353)	(1,338)	(18,402)	(7,732)
Change in net unrealized gains on equity securities	8,499	(6,310)	15,276	(13,233)
Credit loss (benefit) expense	(4)	(487)	351	(232)
Income tax expense	390	1,708	583	4,451
Non-GAAP operating income	$28,551	$21,883	$48,021	$62,397

Net income per diluted share	$2.05	$1.91	$3.43	$5.33
Exclusions from net income:
Net realized gains on investments	(0.71)	(0.09)	(1.26)	(0.52)
Change in net unrealized gains on equity securities	0.58	(0.43)	1.05	(0.90)
Credit loss (benefit) expense	-	(0.03)	0.02	(0.02)
Income tax expense	0.03	0.12	0.04	0.30
Non-GAAP operating income per diluted share	$1.95	$1.48	$3.28	$4.19

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Written Premiums
Direct	$319,703	$334,181	$961,313	$978,980
Assumed	8,588	5,873	21,303	18,353
Ceded	(32,124)	(30,839)	(97,508)	(93,863)
Net written premiums	$296,167	$309,215	$885,108	$903,470

Earned Premiums
Direct	$319,284	$318,209	$950,966	$923,929
Assumed	6,794	5,444	19,494	17,455
Ceded	(32,208)	(32,632)	(93,951)	(95,560)
Net earned premiums	$293,870	$291,021	$876,509	$845,824